UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) October 19, 2015

The St. Joe Company
(Exact Name of Registrant as Specified in its Charter)

Florida	1-10466	59-0432511
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

133 South WaterSound Parkway WaterSound, Florida		32413
(Address of principal executive offices)		(Zip Code)

(850) 231-6400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 19, 2015, the Company’s Pier Park North joint venture (the “Joint Venture”) refinanced its February 2013 construction loan and entered into an Amended and Restated Promissory Note in favor of Keybank National Association (the “Lender”) for a mortgage loan in the principal amount of $48.2 million (the “Loan”). The Loan will accrue interest at a rate of 4.1% per annum and will mature on November 1, 2025. The Loan provides for interest only payments during the first twelve months and principal and interest payments on the loan thereafter. At maturity, the Joint Venture will make a final balloon principal payment. The Loan is secured by a first lien on, and security interest in, the Pier Park North property. Upon refinancing of the construction loan, the ownership percentage of the Company and its partner was rebalanced to 60% and 40%, respectively, as contemplated by the joint venture’s operating agreement.

In connection with the closing of the refinanced Loan, the Company and its joint venture partner executed a limited guaranty in favor of the Lender, based on their percentage ownership of the joint venture, in cases of losses arising as a result of (i) tenant security deposits; tenant rents; (ii) costs and expenses related to any environmental clean-up; (iii) liability for fraud or material breach of warranty with respect to the financing; (iv) unpaid real estate taxes assessed against the Property; (v) failure to maintain required insurance; (vi) foreclosure of the security instrument; or (vii) failure of the Joint Venture to comply with certain covenants in the agreement. In addition, the Guaranty can become full recourse in the case of any fraud or intentional misrepresentation by the Joint Venture; any voluntary transfer or encumbrance of the property in violation of the due-on-sale clause in the security instrument; upon commencement of voluntary or insolvency proceedings; and upon breach of covenants.

2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference herein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ST. JOE COMPANY

Date:	October 23, 2015	/s/ Marek Bakun
Marek Bakun
Chief Financial Officer